                                                        NEWS RELEASE

Contact:
Jessica B. Willingham, 314.342.3300
jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces Plans of Chairman and CEO
Douglas H. Yaeger to Retire from the Board

ST. LOUIS (November 21, 2011) – The Laclede Group (NYSE: LG) announced today that Douglas H. Yaeger, Chairman and Chief Executive Officer of The Laclede Group, has decided to retire from the board of directors simultaneously with his previously announced retirement as CEO of Laclede.

“Although the board asked me to serve the remaining year of my term, after thoughtful consideration I have decided not to do so, and thus will move forward as the Retired Chairman and CEO of The Laclede Group on February 1, 2012,” said Yaeger. “The company is well positioned for growth, and I am confident that the leadership team of Laclede will carry it successfully into the future.”

“Even though we would have liked for Doug to remain an active member of the board of directors, we respect his decision and share his confidence in the leadership team.  The entire board is appreciative of Doug’s service, leadership and many contributions to the success of The Laclede Group,” said William E. Nasser, Lead Director. “We look forward to celebrating Doug’s achievements as his retirement approaches in February.”

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 625,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

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